Exhibit 4.10
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933. THIS LEGEND SHALL BE ENDORSED UPON ANY WARRANT ISSUED IN EXCHANGE FOR THIS WARRANT.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER AGREEMENT DATED AS OF MARCH 29, 2005, AS SUCH AGREEMENT MAY BE AMENDED, RESTATED OR MODIFIED FROM TIME TO TIME. THE AGREEMENT CONTAINS RESTRICTIONS ON THE RIGHT TO VOTE, TRANSFER, SELL, ASSIGN, PLEDGE, HYPOTHECATE OR OTHERWISE DEAL WITH SUCH SECURITIES EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT. ANY TRANSFEREE OF THESE SECURITIES SHALL BE SUBJECT TO THE TERMS OF SUCH AGREEMENT. A COPY MAY BE OBTAINED FROM THE SECRETARY OF TRIDENT RESOURCES CORP. BY WRITING TO TRIDENT RESOURCES CORP. AT ITS PRINCIPAL OFFICE.
Purchase Date: May ___, 2006                                                             Number of Shares:
COMMON STOCK PURCHASE WARRANT
To Purchase Shares of Common Stock, $0.0001 par value, of
TRIDENT RESOURCES CORP.
     THIS CERTIFIES that, for value received, [               ] (the “Investor”) together with its successors and assigns (the Investor and its successors and permitted assigns, individually or collectively, the “Holder”), is entitled, upon the terms and subject to the conditions hereinafter set forth, at anytime (subject to the provisions of Section 1.3 hereof) on or prior to the Termination Date (as defined in Section 1.2 hereof), but not thereafter, to subscribe for and purchase, from TRIDENT RESOURCES CORP., a Delaware corporation (the “Company”), the number of shares shown above (subject to adjustment pursuant to Section 2 and Section 12 hereof, the “Shares”) of Common Stock, par value $0.0001 per share (the “Common Stock”), at an exercise price of $[          ] per Share (subject to adjustment pursuant to Section 12 hereof, the “Exercise Price”).
     1. Exercise of Warrant.
          1.1 Exercisable Amount. This Warrant shall be exercisable for [          ] shares of Common Stock, subject to adjustment pursuant to Section 2 and Section 12 hereof.
          1.2 Termination Date. This Warrant shall terminate on the date (the “Termination Date”) which is the earlier to occur of (i) March 10, 2013 (which date is subject to extension to the extent that any shares of Series B Preferred Stock associated with this Warrant have not been redeemed as of that date, such extension to continue until the date upon which all shares of Series B Preferred Stock associated with this Warrant have been redeemed and this Warrant shall have been exercised in accordance with Section 1.3 below), or (ii) the date upon which a Liquidation (as defined in Section 3(a) of the Certificate of Designation of Series B Cumulative Preferred Stock of Trident Resources Corp. filed with the Secretary of State of the State of Delaware on April ___, 2006 (the “Certificate of Designation”)) is commenced, at which time this Warrant shall expire and be of no further force or effect. The Holder shall have no right to exercise this Warrant in connection with any such Liquidation and, upon termination, no other rights whatsoever with respect to this Warrant or the Shares.
          1.3 Exercise. The purchase rights represented by this Warrant are exercisable by the Holder only upon the redemption of one or more shares of the Company’s Series B Cumulative Preferred Stock (“Series B Preferred Stock”) held by the Holder, and then only for one (1) share of Common Stock (subject to adjustment as provided in Section 2 and Section 12) for each such share of Series B Preferred Stock so redeemed, at any time before the close of business on the Termination Date by the surrender of this Warrant and a duly executed Notice of Exercise (the “Notice of Exercise”) in the form annexed hereto, at the office of the Company set forth in the Purchase Agreement (as defined in Section 2.4), or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address set forth in the Purchase Agreement. The Holder may, at the Holder’s option, pay the Exercise Price by depositing with the Company, not later than the second business day prior to the Redemption Date (as set forth in the Certificate of Designation) of the shares of Series B Preferred Stock to be redeemed concurrently with the exercise of this Warrant, cash, a certified bank or cashier’s check or electronic wire transfer to an account designated by the Company in the full amount of the Exercise Price (the “Exercise Price Deposit”). If the Holder does not make the Exercise Price Deposit, the Holder authorizes and directs the Company to apply and offset the Company’s obligation (assuming for this purpose that the Company has such obligation under the Certificate of Designation irrespective of any Debt Restriction (as defined in the Certificate of Designation) or limitation imposed by applicable law) to pay to the Holder the Redemption Price (as that term is defined in the Certificate of Designation) of the share or shares of Series B Preferred Stock to be redeemed concurrently with the exercise of this Warrant against the Exercise Price in respect of this Warrant (or portion of this Warrant being exercised). Upon application of the Exercise Price Deposit to the aggregate Exercise Price for the Shares to be purchased, or the offset of the aggregate Redemption Price of the Series B Preferred Stock being redeemed concurrently with the exercise of this Warrant against the aggregate Exercise Price for the Shares to be purchased hereunder, the Holder shall (subject to Section 1.4 hereof) be entitled to receive a certificate for the applicable number of Shares issuable hereunder. The Company shall notify the Holder that this Warrant shall be exercisable concurrently with the redemption of one or more shares of Series B Preferred Stock held by the Holder at the time or times the Company notifies the Holder of such redemption as provided in Section 5(d)(i) of the Certificate of Designation. If in connection with any such redemption the Holder does not surrender this Warrant and the Notice of Exercise to the Company as above provided by the earlier of (i) the twentieth business day following the date of Holder’s receipt of such notice from the Company and (ii) the Redemption Date, then the purchase rights represented by this Warrant shall be exercised automatically without further act by the Holder, and the Holder authorizes and directs the Company to apply and offset the Company’s obligation (assuming for this purpose that the Company has such obligation under the Certificate of Designation irrespective of any Debt Restriction (as defined in the Certificate of Designation) or limitation imposed by applicable law) to pay to the Holder the aggregate Redemption Price payable by the Company to the Holder in respect of the redemption of the shares of Series B Preferred Stock to be redeemed concurrently with the exercise of this Warrant against the aggregate Exercise Price in respect of this Warrant (or the portion of this Warrant being exercised). With respect to any redemption of shares of Series B Preferred Stock at the Holder’s option under Section 5(c) of the Certificate of Designation, the Holder shall surrender this Warrant and the Notice of Exercise to the Company with the notice of such redemption to the Company by the Holder as provided in clause e) or f) of Section 5(d)(i) of the Certificate of Designation.

          1.4 Withholding Obligations. Notwithstanding anything to the contrary contained herein:
          (a) The Holder acknowledges that if the Holder is not a resident of Canada for the purposes of the Income Tax Act (Canada) (the “Tax Act”) at the time the Holder redeems any Series B Preferred Stock, the Company is required under the provisions of the Tax Act to withhold and remit to the Receiver General of Canada 25% of the amount, if any, by which the aggregate amount payable by the Company to the Holder for the redemption of such Series B Preferred Stock (the “Redemption Amount”) exceeds the amount of the certificate limit fixed in a certificate of compliance issued by the Minister of National Revenue (Canada) to the Holder pursuant to section 116 of the Tax Act in respect of the redemption of such Series B Preferred Stock (the “Compliance Certificate”)(such amount required to be withheld and remitted being the “Remittance Obligation”).
          (b) As security for the Company’s obligations under Section 116 of the Tax Act relating to the redemption of Series B Preferred Stock, including the Remittance Obligation and any cost, expenses and liabilities of the Company associated with liquidating such security to pay the Remittance Obligation (collectively, the “116 Obligations”), the Holder agrees that, unless the Holder represents and warrants in the Notice of Exercise that the Holder is, and will be at the time of the redemption of the Series B Preferred Stock to be redeemed in connection with the exercise of this Warrant, a resident of Canada for the purposes of the Tax Act, on the exercise of this Warrant the Company shall be entitled to withhold that number of shares of Common Stock purchased by the Holder on the exercise of this Warrant (the “Withheld Stock”) that in the aggregate have a value as at such date, as determined pursuant to section 2.3 hereof, equal to 115% of the amount the Company determines, acting reasonably, is sufficient to satisfy the 116 Obligations in full, taking into account any deduction or withholding relating to the sale of such Withheld Stock.
          (c) The Holder and the Company agree that the Withheld Stock shall be dealt with as follows:
               (i) If a Compliance Certificate is delivered to the Company before 2:00 p.m. (Calgary time) on the Remittance Date (as determined pursuant to Section 1.5 below) and the certificate limit fixed in such Compliance Certificate is not less than the Redemption Amount, then the Withheld Stock shall be released to the Holder;
               (ii) If a Compliance Certificate is delivered to the Company before 2:00 p.m. (Calgary time) on the Remittance Date and the certificate limit fixed in such Compliance Certificate is less than the Redemption Amount, then that number of the Withheld Stock that in aggregate have a value, as determined pursuant to Section 2.3 hereof, which is equal to 28.75% of the certificate limit fixed in such Compliance Certificate shall be released to the Holder;
               (iii) If any Withheld Stock has not been released to the Holder pursuant to paragraph (i) or (ii) above, by 2:00 p.m. (Calgary time) on the Remittance Date, the Company, as agent for the Holder, shall be entitled to sell, lease, assign, give options to purchase or otherwise dispose of, in one or more parcels at any public or private sale, at any exchange, broker’s board or elsewhere, on such terms and conditions as the Company may deem advisable, at such prices as it may deem satisfactory and for cash or on credit or for future delivery, such portion of the Withheld Stock as the Company determines, acting reasonably, is required to satisfy the full amount of the 116 Obligations solely from the net proceeds received by the Company from the sale of such Withheld Stock and the Holder irrevocably directs the Company to remit such amount of the net proceeds to the Receiver General of Canada in respect of the Company’s Remittance Obligation as is required under Section 116(5) of the Tax Act. To the extent the net proceeds from the sale by the Company of the Withheld Stock exceeds the amount required to satisfy the 116 Obligations in full, the Company shall release such proceeds together with the unsold balance of the Withheld Stock, if any, to the Holder; and
               (iv) Notwithstanding the foregoing, the Company shall have no duties or responsibilities to the Holder with respect to the Withheld Stock, or any rights or distributions associated therewith (whether by virtue of any agency relationship or otherwise), and the Holder agrees that the Company will not be liable for any actions taken in respect of the Withheld Stock, or any rights or distributions associated therewith, including (for purposes of clarity) any actions relating to the disposition of the Withheld Stock pursuant to paragraph 1.4(c)(iii), or any liability arising as a result of any error of judgment or for any act done or omitted or for any mistake of law or fact.
          1.5 Remittance Date. The Remittance Date shall be 20 days after the end of the month in which the redemption of the applicable Series A Preferred associated with this Warrant occurred unless, on or before 2:00 p.m. (Calgary time) on such date:
(a)	a letter addressed to the Company from the Canada Revenue Agency (“CRA”) in respect of the Holder’s application for a Compliance Certificate is delivered to the Company;

(b)	such letter is in a form acceptable to the Company; and

(c)	such letter advises that the Company’s Remittance Obligation in respect of the redemption of the applicable Series B Preferred Stock is not to be remitted to the CRA unless requested by the CRA;
in which case the Remittance Date shall be the date specified by the CRA for the remittance of all or any portion of the Remittance Obligation by the Company.
          1.6 Notwithstanding the provisions of Sections 1.4 and 1.5, if at any time after the date hereof the Company shall determine acting reasonably that any change in applicable law or in the interpretation thereof requires it to withhold and remit a greater or lesser amount, or remit an amount at an earlier or later time, to the Receiver General of Canada than currently provided for in section 116 of the Tax Act (a “Change in Law”), then the Company shall be entitled to, as applicable:
(a)	treat any such additional obligations arising from or relating to the Change in Law as 116 Obligations for the purposes of paragraph 1.4(b) hereof and shall be entitled to withhold, as security for such additional obligations and on the same terms as provided in paragraph 1.4(b), such additional amounts of Common Stock purchased by the Holder on the exercise of this Warrant as it would be entitled to withhold in accordance with paragraph 1.4(b) hereof if the additional obligations were 116 Obligations; or

(b)	treat any such lesser obligations arising from or relating to the Change in Law as 116 Obligations for the purposes of paragraph 1.4(b) hereof and shall be entitled to withhold, as security for such lesser obligations and on the same terms as provided in paragraph 1.4(b), such lesser amounts of Common Stock purchased by the Holder on the exercise of this Warrant as it would be entitled to withhold in accordance with paragraph 1.4(b) hereof if the lesser obligations were 116 Obligations; or

(c)	treat the Remittance Date as such earlier or later time as it determines, acting reasonably is sufficient to enable it to comply with such Change in Law.
     2. Adjustment of Shares.
          2.1 Increase in Shares to Reach Series B Return. If upon exercise of this Warrant the Compounded Return (as defined in Section 2.4) which would be realized by the Holder with respect to the Shares issuable upon exercise and the shares of Series B Preferred Stock then being redeemed concurrently with such exercise would be less than the Series B Return (as defined in Section 2.4) as of the date of such redemption and exercise, then the number of Shares issued in connection with such exercise shall be increased so that the Holder’s Compounded Return will be equal to the Series B Return upon completion of the redemption and exercise.
          2.2 Decrease in Shares to Reach Series B Return. If upon exercise of this Warrant the Compounded Return which would be realized by the Holder with respect to the Shares issuable upon exercise and the shares of Series B Preferred Stock then being redeemed concurrently with such exercise would exceed the Series B Return (as defined in Section 2.4) as of the date of such redemption and exercise, then the number of Shares issued in connection with such exercise shall be reduced so that the Holder’s Compounded Return will be equal to the Series B Return upon completion of the redemption and exercise.
          2.3 Valuation of Common Stock. All Shares issuable or issued hereunder shall be valued as provided in Section 5(f) of the Certificate of Designation.
          2.4 Definitions.
“Compounded Return” shall mean the compound, pre-tax, annual rate of return on the initial investment of the Investor upon the purchase of the Unit (as defined in this Section 2.4) with which this Warrant is associated from the Company, taking into account as investment return all cash paid and/or shares of Common Stock issued or issuable by the Company as Dividends on the associated share of Series B Preferred Stock, and the value of any Common Stock issued or issuable by the Company hereunder. For purposes of determining “Compounded Return” realized by the Holder: (a) only the purchase price of the Unit shall be considered as the initial investment, and neither the Exercise Price hereunder nor any Exercise Price Deposit nor any payments for Excess Shares pursuant to Section 5 hereof shall be considered to be part of such initial investment, (b) the Redemption Price received or to be received by the Holder (or applied by the Company as a credit against the Exercise Price hereunder) for the associated share of Series B Preferred Stock shall not be included as investment return, and (c) the value of shares of Common Stock issuable by the Company under this Warrant will be determined in accordance with the provisions of Section 2.3 hereof.
“Dividends” shall mean Regular Dividends as such term is defined in the Certificate of Designation.
“Issue Date” shall mean May_, 2006.
“Series B Return” shall mean (a) 15% per annum; or (b) if such date of exercise of this Warrant is after the eighth anniversary date of the Issue Date, the sum of 15% per annum plus 1% per annum for each year or portion thereof that has elapsed from and after the eighth anniversary date of the Issue Date.
“Purchase Agreement” shall mean the Subscription Agreement dated April    2006 by and between the Company and the Holder hereof relating to the Holder’s purchase of one or more Units.
“Unit” shall mean a unit consisting of one (1) share of Series B Preferred Stock and a Warrant to purchase one (1) share of Common Stock (subject to adjustment as set forth in Section 2 and Section 12 hereof).
     3. Issuance of Stock and New Warrant; No Fractional Shares or Scrip. Certificates for the Shares purchased hereunder and, unless this Warrant has been fully exercised, a new Warrant representing the portion of the Shares with respect to which this Warrant shall not then have been exercised shall be delivered to the Holder promptly after the date on which this Warrant shall have been exercised as aforesaid. The Company covenants that all Shares which may be issued upon the exercise of rights represented by this Warrant will, upon exercise of the rights represented by this Warrant, be fully paid and nonassessable and free from all issue taxes, liens and charges in respect of the issue thereof

(other than taxes in respect of any transfer occurring contemporaneously with such issue). The Company agrees that the Shares so issued shall be and be deemed to be issued to the Holder as the record owner of such Shares as of the close of business on the date on which this Warrant shall have been exercised as aforesaid. With respect to the issuance of any fraction of a Share called for upon the exercise of this Warrant, such fractional Share shall be rounded to the nearest whole share, the Company may at its option pay the Holder cash in the amount equal to the fair market value of such fractional share, such value to be determined in accordance with Section 2.3 hereof. The Company further covenants to use its reasonable efforts to cause its Certificate of Incorporation to be amended to increase the authorized number of shares of Common Stock should it have an insufficient number of authorized but unissued shares of Common Stock at the time of the exercise of this Warrant.
     4. Charges, Taxes and Expenses. Issuance of certificates for the Shares upon the exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or, subject to compliance with applicable laws, including, without limitation, applicable securities laws, and the consent of the Company (not to be unreasonably withheld), in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder; and provided further, that upon any transfer involved in the issuance or delivery of any certificates for the Shares, the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax or other charge or expense incidental thereto.
     5. Option to Purchase following Downward Adjustment to Series B Return. In the event that the number of Shares issued upon exercise of this Warrant is reduced pursuant to Section 2.2 above, the Holder shall have the option to purchase the Shares that would have been issued but for such reduction (the “Excess Shares”). Such option may be exercised by delivery to the Company of the Notice of Option Exercise (the “Notice of Option Exercise”) form annexed hereto, duly executed at the office of the Company set forth in the Purchase Agreement (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address set forth in the Purchase Agreement, together with an amount (paid in cash, certified bank or cashier’s check or electronic wire transfer to an account designated by the Company) equal to the value of Excess Shares determined in accordance with Section 2.3 hereof. The Notice of Option Exercise and amount payable in accordance with this Section 5 shall be delivered to the Company not later than five business days after the date of exercise of this Warrant, except that, with respect to the exercise of this Warrant in connection with a Qualified Public Offering (as defined in the Certificate of Designation), such Notice of Option Exercise and deposit shall be made not later than ten business days after the date on which the Company delivers the Calculation Notice pursuant to Section 6.2 below.
     6. Calculation Notices.
          6.1 Commencing with the quarter ending September 30, 2007, the Company shall send to the Holder, not later than thirty (30) days after the end of each quarter, a notice showing the calculation of the number of Shares issuable upon exercise of this Warrant upon an exercise in connection with the redemption of one share of Series B Preferred Stock (assuming such redemption and exercise on the last day of such quarter) and setting forth the valuation of each such Share as provided in Section 2.3 and the Compounded Return which would be then realized by the Holder upon such redemption and exercise, both before and after adjustment of the number of Shares issuable hereunder as provided in Section 2 or Section 12 (such notice being a “Calculation Notice”).

          6.2 In connection with exercise of this Warrant (and the concurrent redemption of the associated Series B Preferred Stock), the Company shall deliver a Calculation Notice to the Holder at least two business days prior to the date of such exercise; provided, that with respect to an exercise and redemption in connection with a Qualified Public Offering, the Company shall deliver such Calculation Notice not later than ten business days after the date of exercise.
          6.3 The Company shall include a Calculation Notice with any notice to the Holder of an anticipated Change of Control pursuant to Section 5(d)(i)(d) and Section 5(d)(i)(f) of the Certificate of Designation. Such Calculation Notice will state the Company’s assumptions as to the expected date of the Change of Control and the expected valuation of the Company’s Common Stock to be stated or implicit in the Change of Control.
          6.4 The Company shall include in any Calculation Notice delivered pursuant to Sections 6.1 - 6.3 above notice of any Debt Restriction (as defined in the Certificate of Designation) or restriction of applicable Delaware law that is in effect as of the date of the Calculation Notice or that, to the actual knowledge of the Company, will be in effect as of the date of exercise of the Warrant (with respect to Section 6.2) or the date of the anticipated Change of Control (with respect to Section 6.3) and that would restrict or prohibit the Company from paying cash dividends (with respect to Section 6.1), honoring its repurchase obligations pursuant to Section 7 hereof (with respect to Section 6.2 if such Calculation Notice is given in connection with a redemption and exercise pursuant to Section 5(a)(ii), Section 5(b)(i) or Section 5(b)(ii) of the Certificate of Designation), or redeeming the Series B Preferred Stock (with respect to Section 6.2 or 6.3).
     7. Right to Put Shares.
          7.1 In connection with the redemption of shares of Series B Preferred Stock pursuant to Section 5(a)(ii) or Section 5(b)(i) or Section 5(b)(ii) of the Certificate of Designation, the Holder shall have the right to require that the Company (subject to (a) there being no Debt Restriction then in existence which would preclude the Company from purchasing Shares, and (b) applicable provisions of Delaware law regarding repurchase of shares of common stock) purchase for cash any or all of the Shares issuable upon exercise of this Warrant (as adjusted pursuant to Section 2 and Section 12) concurrently with such redemption and any or all shares of the Company’s Common Stock issued to the Holder in payment of Dividends (“Dividend Shares”) for a price equal to the value of such Shares and Dividend Shares as determined under Section 2.3 hereof and utilized in determining the realized Compounded Return under Section 2.1 and Section 2.2 hereof. If the Holder does not have such right because a Debt Restriction then exists which would preclude the Company from purchasing -Shares or due to applicable provisions of Delaware law regarding repurchase of shares of common stock, then the Company shall not have the right to redeem shares of Series B Preferred Stock as provided in Section 5(a)(ii), Section 5(b)(i) or Section 5(b)(ii) of the Certificate of Designation until such time as such Debt Restriction no longer exists or no longer precludes the Company from purchasing Shares and applicable provisions of Delaware law regarding repurchase of shares of common stock do not preclude the Company from repurchasing shares of its common stock.
          7.2 Such right may be exercised by Holder duly executing and delivering the Notice of Exercise of Put Right to the Company (i) concurrently with the exercise of this Warrant and the redemption of shares of Series B Preferred Stock pursuant to Section 5(b)(i) or Section 5(b)(ii) of the Certificate of Designation or (ii) in connection with the exercise of this Warrant and the redemption of shares of Series B Preferred Stock pursuant to Section 5(a)(ii) of the Certificate of Designation, within ten days from the date that the Common Stock Valuation provided by the Company pursuant to Section 5(f)(iii) or (iv) of the Certificate of Designation is deemed to be provided to the Holders by virtue of

Section 5(d)(i)(g) of the Certificate of Designation. If the Holder does not so deliver the Notice of Exercise of Put Right, such right shall be deemed waived.
          7.3 If the Holder exercises such right in accordance with this Section 7, the Company shall (i) with respect to the exercise of this Warrant in connection with a redemption pursuant to Section 5(a)(ii) of the Certificate of Designation, on the Redemption Date, or (ii) with respect to the exercise of this Warrant in connection with a redemption pursuant to Section 5(b)(i) or Section 5(b)(ii) of the Certificate of Designation, not later than ninety (90) days after the date of exercise, pay the price set forth in Section 7.1 above to the Holder in immediately available funds in lieu of delivering to the Holder a certificate for the Shares issuable upon exercise of this Warrant as provided in Section 1.3 hereof or a certificate for the Dividend Shares.
          7.4 If the Company is subject to a Debt Restriction on the date upon which it would otherwise purchase Shares or Dividend Shares or is subject to a provision of Delaware law precluding the repurchase of Shares or Dividend Shares, the Company shall repurchase Shares and Dividend Shares for cash to the extent permitted by the Debt Restriction and by Delaware law and shall purchase the additional Shares or Dividend Shares which it is obligated to repurchase under this Section 7 promptly when such Debt Restriction no longer applies and when the Company is no longer precluded from completing such repurchase in accordance with Delaware law. For so long as the Company is precluded from repurchasing any Shares or Dividend Shares it is otherwise obligated to repurchase pursuant to this Section 7, the Holder may withdraw its Notice of Exercise of Put Rights and may, to the extent otherwise contractually and legally permissible, transfer such shares. The Holder (but not any subsequent transferee) may subsequently renew its exercise of rights pursuant to this Section 7 by giving the Company written notice at least 90 days in advance of such renewal.
          7.5 This Section 7 shall survive the termination of this Warrant.
     8. No Rights as Stockholders. This Warrant does not entitle the Holder to any voting rights or other rights as a stockholder of the Company prior to the exercise hereof. Notwithstanding anything to the contrary herein, nothing in this Warrant shall require, or be construed to require, the Company to register the Warrant or any of the Shares under the Securities Act or other applicable securities laws.
     9. Registry of Warrant. The Company shall maintain at the office set forth in the Purchase Agreement a registry showing the name and address of the Holder. This Warrant may be surrendered for transferor exercise, in accordance with its terms, at such office or agency of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.
     10. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.
     11. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the State of Delaware, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

     12. Adjustment of Exercise Price and Number of Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows.
          12.1 Reclassification or Merger. In case of any reclassification or other change of securities of the class issuable upon exercise of this Warrant (other than a change solely in par value or from par value to no par value or vice versa or as a result of a subdivision or combination of Shares or other securities subject to this Warrant), the Company shall duly execute and deliver to the Holder a new Warrant as nearly equivalent as possible to this Warrant; and in case of any merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or in case of any sale of all or substantially all of the assets of the Company, the Company, or such successor or purchasing entity shall (i) duly execute and deliver to the Holder a new Warrant as nearly equivalent as possible to this Warrant or (ii) make appropriate written provisions, without the issuance of a new Warrant, so that the Holder shall have the right to receive upon exercise of this Warrant, at a total exercise price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the Shares or other securities theretofore issuable upon exercise of this Warrant immediately prior to such reclassification or change, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, merger or sale by a holder of the number of Shares or other securities then purchasable under this Warrant. Any new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 12. The provisions of this Section 12.1 shall similarly apply to successive recapitalizations, reclassifications, reorganizations, changes, mergers and sales.
          12.2 Split, Subdivision or Combination of Shares. If the Company, at any time after the date hereof, shall split, subdivide or combine its outstanding Shares, the Exercise Price shall be proportionately decreased in the case of a split or subdivision and the number of Shares issuable hereunder shall be proportionately increased in the case of a split or subdivision and the Exercise Price shall be proportionately increased in the- case of a combination and the number of Shares issuable hereunder shall be proportionately decreased in the case of a combination, effective at the close of business on the date the split, subdivision or combination becomes effective.
          12.3 Adjustments for Dividends in Stock or Other Securities or Property. If, at any time while this Warrant or any portion thereof remains outstanding and unexpired, the holders of the Company’s Common Stock shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, shares of Common Stock, or additional stock or other securities or property (other than cash) of the Company by way of dividend or other distribution that the Holder of this Warrant has not received or been entitled to receive by virtue of being a holder of the shares of Series B Preferred Stock associated with this Warrant, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would hold on the date of such exercise had it been the holder of record of the Shares receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such event, retained such shares and/or all other or additional stock or other securities or property that would have been received by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 12.

          12.4 Exercise Price. The Exercise Price indicated in the preamble to this Warrant is equal to the initial Redemption Price of the associated share or shares of Series B Preferred Stock. If the Redemption Price of the share or shares of Series B Preferred Stock associated with this Warrant is adjusted pursuant to Section 5(d)(iii) of the Certificate of Designation, the Exercise Price of this Warrant shall be adjusted retroactively to the date of the issuance of this Warrant to equal the Redemption Price of the associated share or shares of Series B Preferred Stock as adjusted pursuant to Section 5(d)(iii) of the Certificate of Designation. If an Exercise Price Deposit is made pursuant to Section 1.3 hereof and the Exercise Price of this Warrant is subsequently subject to a downward adjustment, then upon the exercise of this Warrant (or if this Warrant has already been exercised, as soon as practicable thereafter), the Company shall pay the Holder an amount of cash equal to the Exercise Price Deposit less the Exercise Price, as adjusted, as a refund of the excess amount paid by the Holder to exercise this Warrant.
          12.5 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 12, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and shall furnish to each Holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, at any time, of any such Holder, furnish or cause to be furnished to such Holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Exercise Price at the time in effect; and (iii) the number of shares and the amount, if any, of other property that at the time would be received upon the exercise of this Warrant.
     13. Restrictions on Transferability of Securities.
          13.1 Restrictions on Transferability. This Warrant and the Shares or other securities issuable upon exercise of this Warrant (collectively the “Securities”) shall not be sold, assigned, pledged or otherwise transferred, except in compliance with the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state blue sky or securities laws or in reliance on an opinion of counsel, reasonably satisfactory to the Company and its counsel, that such registration is not required, and in compliance with the Stockholders Agreement. Each holder of Restricted Securities (as defined below) will cause any proposed purchaser, assignee, pledgee or transferee of Restricted Securities held by such holder to agree to take and hold such Restricted Securities subject to the provisions and upon the conditions specified in this Section 13 and, prior to the Termination Date, to execute a joinder to the Stockholders’ Agreement and Registration Rights Agreement evidencing such Holder’s agreement to be bound by the terms thereof. The Company shall not be required to (i) transfer on its books any Securities that have been sold or transferred in contravention of the restrictions of this Warrant or (ii) treat as the owner of Securities, or otherwise to accord any rights to, any transferee to whom Securities have been transferred in contravention of the restrictions of this Warrant. Subject to the provisions of this Section 13, this Warrant and the Securities are transferable, in whole or in part, at the office or agency of the Company referred to in the Purchase Agreement, by the Holder in person or by duly authorized attorney, upon surrender of this Warrant together with the Assignment Form annexed hereto properly endorsed.
          13.2 Restrictive Legend. Each certificate representing the Securities and any other securities issued in respect of the Securities upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 13.3 below) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):
     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR

DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.
     Each holder of Restricted Securities and each subsequent transferee (hereinafter collectively referred to as a “Restricted Holder”) consents to the Company making a notation on its records and giving instructions to any transfer agent of the Securities in order to implement the restrictions on transfer established in this Section 13. Securities represented by a certificate bearing the legend set forth in this Section 13.2 are referred to herein as “Restricted Securities.”
          13.3 Removal of Restrictions on Transfer of Securities. Any legend referred to in Section 13.2 hereof stamped-on a certificate evidencing the Securities, and the stock transfer instructions and record notations with respect to the Securities shall be removed, and the Company shall issue a certificate without such legend to the Restricted Holder of the Securities, if the offer and sale of such Securities is registered under the Securities Act, or if such Restricted Holder provides the Company with an opinion of counsel (which may be counsel for the Company) reasonably satisfactory to the Company to the effect that a public sale or transfer of such security may be made without registration under the Securities Act and such Restricted Holder provides the Company with reasonable assurances and customary supporting documentation, including, without limitation, representation letters from the Holder or the Holder’s broker or agent, that such security can be sold pursuant to paragraph (k) of Rule 144 (or any successor provision) under the Securities Act.
     14. Miscellaneous.
          14.1 Issue Date. The provisions of this Warrant shall be construed and shall be given effect in all respects as if it had been issued and delivered by the Company on the date hereof.
          14.2 Governing Law. This Warrant shall be governed in all respects by the laws of the State of Delaware without regard to choice of laws or conflict of laws provisions thereof. Notwithstanding any other provisions of this Warrant, the issuance of shares of the Company’s Common Stock upon exercise of this Warrant shall in all instances be subject to Delaware corporate law governing distributions upon equity securities.
          14.3 Waivers and Amendments. With the written consent of the Company and the holders of a majority of the Shares issuable upon exercise of the then-outstanding Warrants, the obligations of the Company and the rights of the Holder may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and with the same consent the Company and the Holder may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Warrant.
          14.4 Notices. All notices and other communications required or permitted to be given under this Warrant shall be delivered in the manner set forth in the Purchase Agreement.
          14.5 Binding Effect on Successors. This Warrant shall be binding upon any entity succeeding the Company by merger or consolidation. All of the covenants and agreements of the Company shall inure to the benefit of the successors and permitted assigns of the Holder.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated: April __, 2006	TRIDENT RESOURCES CORP.
By:
Name:
Title:

Acknowledged and agreed;

[ ]

By:
Name:
Title:

NOTICE OF EXERCISE
     To: TRIDENT RESOURCES CORP.
     The undersigned hereby elects to purchase                     Shares (as defined in the attached Common Stock Purchase Warrant (the “Warrant”)) pursuant to Section 1 of the Warrant and [herewith makes payment of $                    ]1 [and/or hereby agrees that the obligation of the undersigned to pay the Exercise Price may be offset and satisfied in full against the obligation of Trident Resources Corp. (the “Company”) to pay the undersigned the Redemption Price of the same number of shares of the Company’s Series B Cumulative Preferred Stock (the “Series B Preferred Stock”)].2
     [The undersigned hereby represents and warrants to the Company that the undersigned is, and will be at the time of the redemption of the Series B Preferred Stock to be redeemed in connection with the exercise of the Warrant, a resident of Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”) and acknowledges that it is aware that the Company is relying on such representation and warranty for the purposes of Section 116 of the Tax Act.]3

(Signature)

[1]	Delete if offset of Redemption Price is used to pay the Exercise Price.

[2]	Include if offset of Redemption Price us used to pay the Exercise Price.

[3]	Delete the holder is not a resident of Canada for purpose of the Tax Act.

NOTICE OF OPTION EXERCISE
     To: TRIDENT RESOURCES CORP.
     The undersigned hereby elects, in accordance with Section 5 of the attached Common Stock Purchase Warrant (the “Warrant”)), to purchase                      shares of the common stock of Trident Resources Corp. (the “Company”), which shares are “Excess Shares” as defined in Section 5 of the Warrant. Concurrently with or prior to the delivery of this notice, the undersigned has delivered to the Company $                    , which is equal to the value of the Excess Shares, as determined pursuant to Section 2.3 of the Warrant.
(Name)
(Address)
(Date)

(Signature)

NOTICE OF EXERCISE OF PUT RIGHT
     To: TRIDENT RESOURCES CORP.
     With respect to the exercise of the attached Common Stock Purchase Warrant (the “Warrant”) in connection with a redemption of shares of the Series B Preferred Stock pursuant to Section 5(a)(ii), Section 5(b)(i) or Section 5(b)(ii) of the Certificate of Designation, the undersigned hereby exercises its right as set forth in Section 7 of the Warrant to require that Trident Resources Corp. (the “Company”) repurchase                      (___) shares of the Company’s Common Stock issuable upon exercise of the Warrant and                      (___) shares of Common Stock to be received by the undersigned in payment of Regular Dividends or Additional Dividends (each as defined in the Certificate of Designation) in respect of the Series B Preferred Stock.
     With respect to shares of Common Stock as to which the Holder’s right under the immediately preceding paragraph is not exercised, please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:
(Name)
(Address)
(Date)

(Signature)

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase Shares.)
     FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to
(Please Print)
whose address is
(Please Print)

Dated: , 20___

Holder’s Signature:

Holder’s Address: